SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2005

Monster Worldwide, Inc.

(Exact name of issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21571	13-3906555
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue
New York, NY 10017

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7000

None.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 20, 2005, the Compensation Committee of the Board of Directors (the “ Compensation Committee”) of Monster Worldwide, Inc. (the “Company”) authorized payment of bonuses to Andrew McKelvey, William Pastore, Michael Sileck, Paul Camara, John McLaughlin, Jeffrey Taylor, Peter Dolphin and Myron Olesnyckyj, executive officers, pursuant to the Company’s 1999 Long Term Incentive Plan (the “LTIP”) or pursuant to another arrangement for the 2004 calendar year as a result of the achievement of specified earnings per share targets for the Company’s 2004 calendar year and directed that the portion of individual bonuses in excess of $1 million be settled in fully vested shares of the Company’s Common Stock to be issued under the LTIP on March 15, 2005, subject to the satisfaction of applicable tax withholding obligations. On January 20, 2005, the Company’s Compensation Committee also authorized payment of a bonus to Brian Farrey, an executive officer, pursuant to an incentive plan for the 2004 calendar year as a result of the achievement of specified (i) earnings per share targets for the Company’s 2004 calendar year, (ii) expense budget goals and (iii) individual performance targets.

On January 20, 2005, the Board of Directors (i) increased the annual fee payable to each of the Company’s non-employee directors from $25,000 to $35,000, (ii) increased the additional annual fee payable to any non-employee director serving as the chairman of the compensation committee from $15,000 to $25,000, and (iii) with respect to the existing per meeting fee of $1,000 payable to non-employee directors for each meeting of the Board of Directors or a committee of the Board of Directors attended in person or telephonically, increased the daily maximum from $1,000 to $3,000. These changes above do not affect the other compensation arrangements currently in effect for the Company’s non-employee directors, a description of which was included in the Company’s definitive proxy statement on Schedule 14A as filed with the Securities and Exchange Commission on May 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

	By:	/s/ Myron Olesnyckyj
Myron Olesnyckyj
Senior Vice President and General Counsel

Dated: January 25, 2005